Exhibit 99.1
For Immediate Release
Contact:
Carrie McIntyre
SVP, Treasurer
(703) 387-3320
Interstate Hotels & Resorts Reports Second-Quarter 2007 Results
     ARLINGTON, Va., August 8, 2007—Interstate Hotels & Resorts (NYSE: IHR), one of the nation’s largest independent hotel management companies, today reported operating results for the second quarter ended June 30, 2007. The company’s performance for the second quarter includes the following (in millions, except per share amounts):

	Second Quarter		Year-to-Date
	2007	2006	2007	2006
Total revenue (1)	$35.4	$26.5	$63.8	$58.1
Net income	$1.6	$3.0	$18.8	$3.8
Diluted earnings per share	$0.05	$0.10	$0.59	$0.12
Adjusted EBITDA (2) (3)	$9.5	$7.6	$16.4	$22.2
Adjusted net income (2) ..	$1.5	$1.6	$2.3	$8.1
Adjusted diluted EPS (2)	$0.05	$0.05	$0.07	$0.26

(1)	Total revenue excludes other revenue from managed properties (reimbursable costs).

(2)	Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS are non-GAAP financial measures and should not be considered as an alternative to any measures of operating results under GAAP. See further discussion of non-GAAP financial measures and reconciliation to net income later in this press release.

(3)	Includes the company’s share of EBITDA from unconsolidated Joint Venture investments in the amounts of $1.0 million in the second quarters of 2007 and 2006, and $1.9 million and $1.5 million for the first six months of 2007 and 2006, respectively.
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Interstate 2Q 2007 Earnings

     The second quarter 2007 statement of operations includes the following non-recurring items and special charges:
•	$1.0 million of asset impairments and write-offs associated with terminated management contracts;

•	$0.4 million of severance costs related to a reduction in corporate headcount associated with the reduction in the number of third party managed properties throughout the year;

•	$0.6 million gain related to the sale of a joint venture interest, recorded in equity in earnings of affiliates.
     These items have been excluded from the calculation of Adjusted EBITDA, Adjusted Net Income, and Adjusted Diluted EPS.
Hotel Management Results
     Same-store4 RevPAR for all managed hotels in the second quarter of 2007 rose 8.0 percent to $104.61. Average daily rate (ADR) improved 7.5 percent to $135.43, and occupancy increased 0.4 percent to 77.2 percent.
     Same-store RevPAR for all full-service managed hotels advanced 8.1 percent to $113.21. ADR increased 7.0 percent to $145.38, while occupancy rose 1.0 percent to 77.9 percent.
     Same-store RevPAR for all select-service managed hotels improved 7.7 percent to $77.23, on a 9.2 percent gain in ADR to $102.69 and a 1.3 percent decline in occupancy to 75.2 percent.
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[4]	Please see footnote 6 to the financial tables within this press release for a detailed explanation of “same-store” hotel operating statistics.

Interstate 2Q 2007 Earnings

     “We had an excellent second quarter, with RevPAR increasing 8.0 percent, which compared favorably to the industry average of 5.7 percent, according to Smith Travel Research data,” said Thomas F. Hewitt, chief executive officer. “Yielding rate and controlling costs enabled us to deliver strong bottom line growth to our owners.”
     The company ended the quarter with 187 hotels in its portfolio, a decrease of 20 hotels from the beginning of the quarter. This decrease was driven by the sale of properties by two major owners, The Blackstone Group, which sold 11 Interstate-managed hotels during the quarter, and Sunstone Hotel Investors, Inc. (NYSE: SHO), which sold a portfolio of six hotels. These losses were somewhat offset by adding four new third-party managed properties to the portfolio during the quarter: the 148-room Marriott Ashbourne in Ireland, the 484-room Marriott Oakland City Center and the 162-room Courtyard Oakland Downtown, both in California; and the 143-room Hampton Inn Pittsburgh, a newly built hotel which opened at the end of the quarter.
     “The expected reduction in our hotel count during the quarter is a reflection of the favorable real estate market conditions the industry has been experiencing over the past two years,” Hewitt noted. “As we work through this transitional year, we are encouraged by the activity generated by our business development team, which continues to focus on adding new properties to our portfolio of third-party managed hotels, while also seeking opportunities to grow our real estate ownership, both wholly-owned and through joint venture investments.”
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Interstate 2Q 2007 Earnings

Wholly-owned Hotel Results
     “RevPAR increased 3.8 percent at our six wholly-owned properties. These results were impacted by tough comparisons for our Baton Rouge hotel, which benefited from unusual demand last year as a result of Hurricane Katrina. The hotel continues to perform well, with occupancies in the mid-80s,” Hewitt said.
     “From a bottom-line perspective, the portfolio continues to generate strong results,” Hewitt noted. EBITDA from the company’s owned hotels was $5.9 million for the second quarter and $9.6 million for the first six months as illustrated below (in millions):

Owned Hotels	Second Quarter		Year-to-Date
	2007	2006	2007	2006
Net Income	$1.2	$0.8	$1.5	$1.1
Interest Expense	2.9	0.5	4.9	1.0
Depreciation and Amortization	1.8	0.5	3.2	0.9

EBITDA	$5.9	$1.8	$9.6	$3.0

     “We completed the purchase of the Westin Atlanta Airport in the second quarter, for $74 million, our largest asset acquisition to date,” Hewitt added. “The Westin’s favorable location provides for easy access to the nearby convention center, downtown Atlanta and other area attractions. We expect to benefit from the addition of 3.2 million square feet of office construction across the Atlanta metro area. Our planned $18 million renovation, just underway at this hotel, will position us to take full advantage of the growth in the area.”
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Interstate 2Q 2007 Earnings

     With the addition of this hotel, the company’s 2007 projected annualized EBITDA from its wholly-owned assets is $25 million, which is more than 50 percent of its total Adjusted EBITDA.
     “We continue to look for hotels to which we can add value, both through our management expertise and through targeted capital spending,” Hewitt said. “We remain disciplined in our approach to the properties we acquire in order to maintain a conservative balance sheet, well positioned to handle any phase of the lodging cycle.”
Joint Venture Investments
     The company ended the second quarter with minority ownership in 17 properties through 11 joint venture partnerships. The company’s share of EBITDA from joint venture investments was $1 million in both the second quarter of 2007 and 2006. The company’s share of non-recourse mortgage debt from joint ventures is $20.1 million.
     Leslie Ng, chief investment officer, pointed out that joint ventures remain a major growth platform for Interstate. “Joint venture investments provide us with solid returns on our investment through the combination of our share of the real estate returns, the management fee from the hotel, as well as the participation in the potential asset value accretion upon sale, while aligning our interests with our majority partner.”
     Last week, the company announced that it had entered the Mexican market by making a $5.7 million investment in a three-property portfolio of Tesoro Resorts in Mexico, which includes:
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Interstate 2Q 2007 Earnings

Property	Location	# of Rooms
Tesoro Los Cabos	Cabo San Lucas, Mexico	286
Tesoro Manzanillo	Manzanillo, Mexico	331
Tesoro Ixtapa	Ixtapa, Mexico	203
     Interstate expects to convert this investment to a 15 percent joint venture equity interest in the near term. In conjunction with this investment, Interstate acquired a 50 percent interest in the resorts’ operating company through a separate joint venture, operating as Interstate de Mexico.
     “This investment establishes a solid platform for our entry into Mexico and Latin America, areas where we see significant opportunities for growth over the next decade,” Ng said. “We continue to seek joint venture investment opportunities both internationally and domestically that are consistent with our targeted property profile,” he added.
Balance Sheet
     On June 30, 2007, Interstate had:
•	Total cash of $27.4 million

•	Total debt of $172.2 million, consisting of $114.7 million of senior debt and $57.5 million of non-recourse mortgage debt
     In May, the company amended its senior secured credit facility to significantly expand the facility’s capacity and provide greater flexibility in certain of its financial covenants. The total facility increased by $75 million to $200 million, consisting of a $115 million term loan and a $85 million revolver. The interest rate of the expanded facility remained at LIBOR plus 275
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Interstate 2Q 2007 Earnings

basis points. The company used the additional $50 million term loan and cash on hand to finance the acquisition of the Westin Atlanta Airport hotel.
     “By increasing the capacity of our senior secured facility, we have the flexibility to continue to execute our strategic business plans, including the selective acquisition of wholly-owned and joint venture real estate investments,” said Bruce Riggins, chief financial officer. “We currently have the entire $85 million available on our revolving credit facility to fund our growth strategy and our operating needs.”
Outlook and Guidance
     The company provides the following guidance for full-year 2007:
•	RevPAR, on a same-store basis, is expected to increase 7.0 to 9.0 percent;

•	Net income of $23.5 million to $24.7 million;

•	Diluted earnings per share of $0.74 to $0.78;

•	Adjusted net income of $7.0 million to $8.2 million;

•	Adjusted diluted earnings per share of $0.22 to $0.26;

•	Adjusted EBITDA of $41.5 million to $43.5 million, which includes the following:
•	$4.0 to $4.5 million from the company’s share of EBITDA from unconsolidated joint ventures;

•	EBITDA from wholly-owned hotels of $20 million to $22 million.
•	Termination fees of approximately $6.0 million;

•	Incentive fees of $17.5 million to $19.5 million;

•	Total capex of approximately $14.0 million, including $4.0 million to be funded out of mortgage-related escrows.
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Interstate 2Q 2007 Earnings

     Interstate will hold a conference call to discuss its second-quarter results today, August 8, at 10 a.m. Eastern Time. To hear the webcast, interested parties may visit the company’s Web site at www.ihrco.com and click on Investor Relations and then Second-Quarter Conference Call. A replay of the conference call will be available until midnight on Wednesday, August 15, 2007, by dialing (800) 405-2236, reference number 11093055, and an archived webcast of the conference call will be posted on the company’s Web site through September 8, 2007.
     As of July 31, 2007, Interstate Hotels & Resorts operated 189 hospitality properties with more than 43,000 rooms in 36 states, the District of Columbia, Belgium, Canada, Ireland, Mexico and Russia, including six wholly-owned properties and 20 properties with a minority ownership interest through 13 separate joint ventures. In addition, Interstate Hotels & Resorts has contracts to manage 16 hospitality properties with more than 4,600 rooms currently under construction. For more information about Interstate Hotels & Resorts, visit the company’s Web site: www.ihrco.com.
Non-GAAP Financial Measures
     Included in this press release are certain non-GAAP financial measures, which are measures of our historical or estimated future performance that are different from measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (or GAAP), within the meaning of applicable Securities and Exchange Commission rules, that we believe are useful to investors. They are as follows: (i) Earnings before interest, taxes, depreciation and amortization (or “EBITDA”) and (ii) Adjusted EBITDA,
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Interstate 2Q 2007 Earnings

Adjusted net income, and Adjusted diluted EPS. The following discussion defines these terms and presents the reasons we believe they are useful measures of our performance.
EBITDA
     A significant portion of our non-current assets consists of intangible assets, related to some of our management contracts, and long lived assets, which includes the cost of our owned hotels. Intangible assets, excluding goodwill, are amortized over their expected term. Property and equipment is depreciated over its useful life. Because amortization and depreciation are non-cash items, management and many industry investors believe the presentation of EBITDA is useful. We also exclude depreciation and amortization and interest expense from our unconsolidated joint ventures. We believe EBITDA provides useful information to investors regarding our performance and our capacity to incur and service debt, fund capital expenditures and expand our business. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions. It is also widely used by management in the annual budget process. We believe that the rating agencies and a number of lenders use EBITDA for those purposes and a number of restrictive covenants related to our indebtedness use measures similar to EBITDA presented herein.
Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS
     We define Adjusted EBITDA as, EBITDA, excluding the effects of certain recurring and non-recurring charges, transactions and expenses incurred in connection with events management believes do not provide the best indication of our ongoing operating performance.
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Interstate 2Q 2007 Earnings

These charges include restructuring and severance expenses, asset impairments and write-offs, gains and losses on asset dispositions for both consolidated and unconsolidated investments, and other non-cash charges. We believe that the presentation of Adjusted EBITDA will provide useful supplemental information to investors regarding our ongoing operating performance and that the presentation of Adjusted EBITDA, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s complete understanding of our operating performance. We also use Adjusted EBITDA in determining our incentive compensation for management.
     Similarly, we define Adjusted net income and Adjusted diluted EPS as net income and diluted EPS, without the effects of those same charges, transactions and expenses described earlier. We believe that Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS are useful performance measures because including these expenses, transactions, and special charges may either mask or exaggerate trends in our ongoing operating performance. Furthermore, performance measures that include these charges may not be indicative of the continuing performance of our underlying business. Therefore, we present Adjusted EBITDA, Adjusted net income and Adjusted diluted EPS because they may help investors to compare our performance before the effect of various items that do not directly affect our ongoing operating performance.
Limitations on the use of EBITDA, Adjusted EBITDA and Adjusted Net Income
     We calculate EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS as we believe they are important measures for our management’s and our investors’ understanding of our operations. These may not be comparable to measures with similar titles as
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Interstate 2Q 2007 Earnings

calculated by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash receipts and expenditures from investments, interest expense and other non-cash items have been and will be incurred and are not reflected in the EBITDA and Adjusted EBITDA presentations. Adjusted net income and Adjusted diluted EPS do not include cash receipts and expenditures related to those same items and charges discussed above. Management compensates for these limitations by separately considering these excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, EBITDA, Adjusted EBITDA, Adjusted net income, and Adjusted diluted EPS should not be considered a measure of our liquidity. Adjusted net income and Adjusted diluted EPS should also not be used as a measure of amounts that accrue directly to our stockholders’ benefit.
     This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, about Interstate Hotels & Resorts, including those statements regarding future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the volatility of the national economy, economic conditions generally and the hotel and real estate markets specifically, the war in Iraq, international and geopolitical difficulties or health concerns, governmental actions, legislative and regulatory changes, availability of debt and equity capital, interest rates, competition, weather conditions or natural disasters, supply and demand for lodging facilities in our current and proposed market areas, and the company’s ability to manage integration and growth. Additional risks are discussed in Interstate Hotels & Resorts’ filings with the Securities and Exchange Commission, including Interstate Hotels & Resorts’ annual report on Form 10-K for the year ended December 31, 2006.

Interstate Hotels & Resorts, Inc.
Statements of Operations
(Unaudited, in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Lodging	$18,621	$6,418	$31,697	$11,455
Management fees	11,580	15,187	23,049	32,350
Termination fees (1)	2,418	2,196	3,993	7,896
Other	2,763	2,718	5,032	6,429

	35,382	26,519	63,771	58,130
Other revenue from managed properties	164,793	217,824	341,163	442,773

Total revenue	200,175	244,343	404,934	500,903

Expenses:
Lodging	12,667	4,572	22,039	8,460
Administrative and general	14,575	15,385	27,890	29,030
Depreciation and amortization	3,684	1,546	6,977	3,089
Asset impairments and write-offs (2)	1,047	92	1,155	8,642

	31,973	21,595	58,061	49,221

Other expenses from managed properties	164,793	217,824	341,163	442,773

Total operating expenses	196,766	239,419	399,224	491,994

OPERATING INCOME	3,409	4,924	5,710	8,909

Interest income	721	545	1,157	931
Interest expense (3)	(3,276)	(1,970)	(6,009)	(4,025)
Equity in earnings (losses) of affiliates	854	123	1,255	(434)

INCOME BEFORE MINORITY INTEREST AND INCOME TAXES	1,708	3,622	2,113	5,381

Income tax expense	(708)	(1,611)	(855)	(2,280)
Minority interest expense	(9)	(31)	(62)	(49)

INCOME FROM CONTINUING OPERATIONS	991	1,980	1,196	3,052
Income from discontinued operations, net of tax (4)	607	1,029	17,608	703

NET INCOME	$1,598	$3,009	$18,804	$3,755

BASIC EARNINGS PER SHARE:
Continuing operations	$0.03	$0.07	$0.04	$0.10
Discontinued operations	0.02	0.03	0.56	0.02

Basic earnings per share	$0.05	$0.10	$0.60	$0.12

DILUTED EARNINGS PER SHARE (5):
Continuing operations	$0.03	$0.07	$0.04	$0.10
Discontinued operations	0.02	0.03	0.55	0.02

Diluted earnings per share	$0.05	$0.10	$0.59	$0.12

Weighted average shares outstanding (in thousands):
Basic	31,642	30,890	31,602	30,788
Diluted	31,989	31,276	31,894	31,089

Interstate Hotels & Resorts, Inc.
Hotel Level Operating Statistics
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2007	2006	% change	2007	2006	% change

Managed Hotels — Hotel Level Operating Statistics: (6)

Full-service hotels:
Occupancy	77.9%	77.1%	1.0%	75.2%	74.0%	1.6%
ADR	$145.38	$135.93	7.0%	$142.30	$132.99	7.0%
RevPAR	$113.21	$104.77	8.1%	$107.04	$98.47	8.7%

Select-service hotels:
Occupancy	75.2%	76.2%	-1.3%	71.6%	72.6%	-1.4%
ADR	$102.69	$94.08	9.2%	$101.11	$92.59	9.2%
RevPAR	$77.23	$71.69	7.7%	$72.38	$67.22	7.7%

Total:
Occupancy	77.2%	76.9%	0.4%	74.4%	73.7%	0.9%
ADR	$135.43	$126.00	7.5%	$132.80	$123.46	7.6%
RevPAR	$104.61	$96.85	8.0%	$98.75	$90.98	8.5%

Owned Hotels — Hotel Level Operating Statistics: (7)
Occupancy	75.9%	76.4%	-0.7%	73.1%	73.6%	-0.7%
ADR	$117.62	$112.56	4.5%	$118.26	$113.26	4.4%
RevPAR	$89.28	$86.03	3.8%	$86.49	$83.40	3.7%

Interstate Hotels & Resorts, Inc.
Reconciliations of Non-GAAP Financial Measures (8)
(Unaudited, in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net income	$1,598	$3,009	$18,804	$3,755
Adjustments:
Depreciation and amortization	3,684	1,546	6,977	3,089
Interest expense, net	2,555	1,425	4,852	3,094
Depreciation and amortization from unconsolidated joint ventures	269	338	518	689
Interest expense, net from unconsolidated joint ventures	391	571	769	1,100
Discontinued operations, net (4)	(607)	(1,029)	(17,608)	(703)
Income tax expense	708	1,611	855	2,280

EBITDA	8,598	7,471	15,167	13,304
Asset impairments and write-offs (2)	1,047	92	1,155	8,642
Severance (9)	378	—	732	—
Equity interest in the sale of unconsolidated joint ventures (10)	(558)	(24)	(686)	176
Minority interest expense	9	31	62	49

Adjusted EBITDA	$9,474	$7,570	$16,430	$22,171

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006

Net income	$1,598	$3,009	$18,804	$3,755
Adjustments:
Asset impairments and write-offs (2)	1,047	92	1,155	8,642
Severance (9)	378	—	732	—
Discontinued operations, net (4)	(607)	(1,029)	(17,608)	(703)
Deferred financing costs write-off (3)	102	—	632	—
Equity interest in the sale of unconsolidated joint ventures (10)	(558)	(24)	(686)	176
Minority interest	—	1	50	(65)
Income tax rate adjustment (11)	(487)	(415)	(786)	(3,749)

Adjusted net income	$1,473	$1,634	$2,293	$8,056

Adjusted diluted earnings per share (5)	$0.05	$0.05	$0.07	$0.26

Weighted average number of diluted shares outstanding (in thousands) (5):	31,989	31,276	31,894	31,089

Interstate Hotels & Resorts, Inc.
Outlook Reconciliation (8), (12)
(Unaudited, in thousands)

Forecast
Year Ending
December 31, 2007
Net income	$24,100
Adjustments:
Depreciation and amortization	15,600
Interest expense, net	11,500
Depreciation and amortization from unconsolidated joint ventures	1,200
Interest expense, net from unconsolidated joint ventures	1,700
Discontinued operations, net (4)	(17,600)
Income tax expense	4,700

EBITDA	41,200
Asset impairments and write-offs (2)	1,200
Severance (9)	700
Equity interest in the sale of unconsolidated joint ventures (10)	(700)
Minority interest expense	100

Adjusted EBITDA	$42,500

Forecast
Year Ending
December 31, 2007
Net income	$24,100
Adjustments:
Asset impairments and write-offs (2)	1,200
Severance (9)	700
Discontinued operations, net (4)	(17,600)
Deferred financing costs write-off (3)	600
Equity interest in the sale of unconsolidated joint ventures (10)	(700)
Minority Interest	50
Income tax rate adjustment (11)	(750)

Adjusted net income	$7,600

Adjusted diluted earnings per share (5)	$0.24

Interstate Hotels & Resorts, Inc.
Notes to Financial Tables
(Unaudited)

(1)	We record termination fees as revenue when all contingencies related to the termination fees have been removed. In the first quarter of 2006, we recognized $4.1 million of one-time termination fees due to the sale of 10 MeriStar properties.

(2)	This amount represents losses recorded for intangible costs associated with terminated management contracts.

(3)	For 2007, interest expense includes $0.5 million of deferred financing fees expensed in the first quarter in connection with the entrance in a new senior secured credit facility and the related pay-off of all balances outstanding under our old senior secured credit facility, as well as the write-off of $0.1 million of deferred financing fees at the time of repayment of the underlying mortgage note for the Hilton Concord.

(4)	In January 2007, we completed the sale of our subsidiary, BridgeStreet Corporate Housing. We have presented these operations and the gain on sale as discontinued operations for all periods presented. The calculation of EBITDA reflects the elimination of discontinued operations.

(5)	Our diluted earnings per share assumes the issuance of common stock for all potentially dilutive common stock equivalents outstanding. Potentially dilutive shares include restricted stock and stock options granted under our comprehensive stock plan and operating partnership units held by minority partners. No effect is shown for any securities that are anti-dilutive.

(6)	We present certain operating statistics (i.e. occupancy, RevPAR and ADR) for the periods included in this report on a same-store hotel basis. We define our same-store hotels as those which (i) are managed by us for the entirety of the reporting periods being compared or have been managed by us for part of the reporting periods compared and we have been able to obtain operating statistics for the period of time in which we did not manage the hotel, and (ii) have not sustained substantial property damage, business interruption or undergone large-scale capital projects during the reporting periods being presented. In addition, the operating results of hotels for which we no longer managed as of June 30, 2007 are also not included in same-store hotel results for the periods presented herein. Of the 187 properties that we managed as of June 30, 2007, 165 hotels have been classified as same-store hotels. RevPar is defined as revenue per available room. ADR is defined as average daily rate.

(7)	Owned Hotels — Hotel Level Operating Statistics include periods prior to our ownership. Hilton Concord was purchased in February 2005, Hilton Durham was purchased in November 2005, Hilton Garden Inn in Baton Rouge was purchased in June 2006, Hilton Arlington was purchased in October 2006, Houston Westchase was purchased in February 2007, and Westin Atlanta Airport was purchased in May 2007. Statistics for these properties are also included in the Managed Hotels — Hotel Level Operating Statistics.

(8)	See discussion of EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted earnings per share, located in the “Non-GAAP Financial Measures” section, described earlier in this press release.

(9)	For 2007, severance expense of $0.7 million relates to the separation costs of multiple personnel at our corporate offices associated with the reduction in the number of third party managed properties throughout the year. These severance costs are recorded as part of administrative and general expenses on our statement of operations. No severance expense was recorded in 2006.

(10)	For the six months ended June 30, 2007, the adjustment relates to gains of $0.7 million related to four of our joint ventures, three of which were sold in prior years. In addition, we also incurred losses of $0.2 million in the first quarter of 2006 related to the write-off of a contribution to a joint venture.

(11)	This amount represents the effect on income tax expense for the adjustments made to net income at an effective tax rate of 41.7% for the six month period ended June 30, 2007 and 42.8% for the six month period ended June 30, 2006.

(12)	Our outlook reconciliation uses the mid-point of our estimates.